Exhibit 99.1

Coffee Holding Co., Inc. Reports Results for Three and Six Months Ended April 30, 2017

STATEN ISLAND, New York – June 13, 2017. Coffee Holding Co., Inc. (Nasdaq: JVA) (the “Company”) today announced its operating results for the three and six months ended April 30, 2017:

Net sales totaled $17,787,103 for the three months ended April 30, 2017, a decrease of $3,619,836, or 16.9%, from $21,406,939 for the three months ended April 30, 2016. The decrease in net sales reflects our reduced wholesale transactions with our largest wholesale green coffee customer of approximately $7,900,000 which was partially offset by a gain of approximately $4,300,000 in sales of both branded and private label coffee to both new and existing customers.

Cost of sales for the three months ended April 30, 2017 was $15,144,534, or 85.1% of net sales, as compared to $18,097,486, or 84.5% of net sales, for the three months ended April 30, 2016. Cost of sales consists primarily of the cost of green coffee and packaging materials and realized and unrealized gains or losses on hedging activity. The decrease in cost of sales reflects lower commodity prices during the quarter and our reduced wholesale transactions with our largest wholesale green coffee customer.

Gross profit for the three months ended April 30, 2017 was $2,642,569, a decrease of $666,884 from $3,309,453 for the three months ended April 30, 2016. Gross profit as a percentage of net sales decreased to 14.9% for the three months ended April 30, 2017 from 15.5% for the three months ended April 30, 2016. Although we experienced improved margins on our wholesale and roasted business during the quarter, the decrease in gross profits was due in part to the purchase price paid for our acquisition of CFI.

Total operating expenses decreased by $591,306 to $2,544,645 for the three months ended April 30, 2017 from $1,953,339 for the three months ended April 30, 2016. The quarter ended April 30, 2017 included approximately $187,000 of selling and administrative expenses from our subsidiary “SONO” and approximately $248,000 of selling and administrative expenses from our subsidiary “CFI” which were not included in the April 30, 2016 numbers since those transactions occurred in 2017. Also, we incurred increases in shipping expenses of $89,460, salary expense of $42,485 and medical insurance expense of $28,762.  These increases were the result of our reinvestment in our growth and expansion strategy.

The Company had net income of $1,737 or $0.00 per share basic and diluted, for the three months ended April 30, 2017 compared to net income of $830,801, or $0.14 per share basic and diluted for the three months ended April 30, 2016. The decrease in net income was due primarily to the reasons described above.

“Although our sales declined by approximately $3.6 million in the current quarter compared to sales in prior year’s quarter, the shortfall can be attributed to a decrease of approximately $7.9 million to our former largest wholesaler green coffee customer. Despite this decrease, the other areas of our business, including roasted and private label coffee sales, increased by approximately $4.3 million, which I believe is a very solid number and a strong indication of where we are headed,” said Andrew Gordon President and CEO of “Coffee Holding Co., Inc. ”

“In addition, our results were negatively impacted during the quarter by an increase in operating expenses associated with our two most recent acquisitions, Sonofresco and Comfort Foods; along with increased salary, medical and website costs necessitated by our recent investment in our growth and expansion strategies. We believe once our new acquisitions and subsequent investments are fully integrated and functional, margins will continue to expand, resulting in expected profits.” ended Mr. Gordon.

About Coffee Holding

Coffee Holding Co., Inc. is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points. Coffee Holding has been a family-operated business for three generations and has remained profitable through varying cycles in the coffee industry and the economy. The Company’s private label and branded coffee products are sold throughout the United States, Canada and abroad to supermarkets, wholesalers, and individually owned and multi-unit retail customers.

Any statements that are not historical facts contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company’s outlook on future margin performance and its share repurchase program. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. We have based these forward-looking statements upon information available to management as of the date of this release and management’s expectations and projections about certain future events. It is possible that the assumptions made by management for purposes of such statements may not materialize. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, hedging activities, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

Company Contact

Coffee Holding Co., Inc.

Andrew Gordon

President & CEO

718-832-0800

COFFEE HOLDING CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
APRIL 30, 2017 AND OCTOBER 31, 2016

	April 30, 2017	October 31, 2016
	(Unaudited)
- ASSETS -
CURRENT ASSETS:
Cash	$3,466,636	$3,227,981
Accounts receivable, net of allowances of $144,000 for 2017 and 2016	11,077,854	13,517,892
Inventories	15,800,255	14,276,290
Prepaid green coffee	389,821	435,577
Prepaid expenses and other current assets	473,833	535,456
Prepaid and refundable income taxes	118,821	481,977
Due from broker	-	134,722
Deferred income tax asset	670,346	81,545
TOTAL CURRENT ASSETS	31,997,566	32,691,440

Machinery and equipment, at cost, net of accumulated depreciation of $5,184,520 and $4,819,828 for 2017 and 2016, respectively	2,519,914	2,269,863
Customer list and relationships, net of accumulated amortization of $57,000 and $50,250 for the periods ended April 30, 2017 and 2016, respectively	383,000	219,750
Trademarks	180,000	180,000
Goodwill	2,170,284	1,017,905
Equity method investments	95,850	95,598
Deposits and other assets	582,932	549,337
TOTAL ASSETS	$37,929,546	$37,023,893

- LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS’ EQUITY -
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$3,390,835	$4,062,573
Line of credit	7,393,575	6,958,375
Due to broker	600,609	-
Income taxes payable	26,561	1,050
TOTAL CURRENT LIABILITIES	11,411,580	11,021,998

Deferred income tax liabilities	209,071	167,470
Deferred rent payable	235,798	231,216
Deferred compensation payable	500,868	489,668
TOTAL LIABILITIES	12,357,317	11,910,352
Redeemable common stock:
Common stock subject to possible redemption, at $200,004; 38,364 shares issued and outstanding at redemption value as of April 30, 2017 and October 31, 2016	200,004	200,004
STOCKHOLDERS’ EQUITY:
Coffee Holding Co., Inc. stockholders’ equity:
Preferred stock, par value $.001 per share; 10,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, par value $.001 per share; 30,000,000 shares authorized, 6,494,680 shares issued; 5,821,554 and 5,824,938 shares outstanding as of April 30 2017 and October 31, 2016, respectively	6,456	6,456
Additional paid-in capital	15,904,109	15,904,109
Retained earnings	12,255,747	11,878,228
Less: Treasury stock, 634,762 and 631,378 common shares, at cost as of April 30, 2017 and October 31, 2016, respectively	(3,265,419)	(3,249,590)
Total Coffee Holding Co., Inc. Stockholders’ Equity	24,900,893	24,539,203
Noncontrolling interest	471,332	374,334
TOTAL EQUITY	25,372,225	24,913,537
TOTAL LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS’ EQUITY	$37,929,546	$37,023,893

COFFEE HOLDING CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
THREE AND SIX MONTHS ENDED APRIL 30, 2017 AND 2016
(Unaudited)

	Six Months Ended April 30,		Three Months Ended April 30,
	2017	2016	2017	2016
NET SALES	$37,419,469	$44,212,334	$17,787,103	$21,406,939

COST OF SALES (including $2.2 and $5.6 million of related party costs for the six months ended April 30, 2017 and 2016, respectively. Including $1.4 and $2.0 million for the three months ended April 30, 2017 and 2016, respectively.)	31,645,614	38,251,840	15,144,534	18,097,486

GROSS PROFIT (LOSS)	5,773,855	5,960,494	2,642,569	3,309,453

OPERATING EXPENSES:
Selling and administrative	4,715,679	3,466,440	2,365,395	1,789,489
Officers’ salaries	347,840	327,700	179,250	163,850
TOTAL	5,063,519	3,794,140	2,544,645	1,953,339

INCOME (LOSS) FROM OPERATIONS	710,336	2,166,354	97,924	1,356,114

OTHER INCOME (EXPENSE)
Interest income	23,389	21,000	10,958	10,988
Gain (loss) from equity method investment	252	(244)	(1,067)	212
Interest expense	(124,239)	(73,473)	(66,495)	(33,670)
TOTAL	(100,598)	(52,717)	(56,604)	(22,470)

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES AND NON-CONTROLLING INTEREST IN SUBSIDIARY	609,738	2,113,637	41,320	1,333,644

Provision (benefit) for income taxes	135,220	787,920	(35,893)	485,356

NET INCOME (LOSS) BEFORE NON-CONTROLLING INTEREST IN SUBSIDIARY	474,518	1,325,717	77,213	848,288
Less: Net (income) attributable to the non-controlling interest	(96,999)	(55,347)	(75,476)	(17,487)

NET INCOME (LOSS) ATTRIBUTABLE TO COFFEE HOLDING CO., INC.	$377,519	$1,270,370	$1,737	$830,801

Basic and diluted earnings (loss) per share	$.06	$.21	$.00	$.14

Weighted average common shares outstanding:
Basic and diluted	5,862,722	6,148,039	5,862,123	6,133,557

COFFEE HOLDING CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
SIX MONTHS ENDED APRIL 30, 2017 AND 2016
(Unaudited)

	2017	2016
OPERATING ACTIVITIES:
Net income	$474,518	$1,325,717
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	372,962	278,987
Unrealized (gain) loss on commodities	735,331	(689,088)
(Gain) loss on equity method investments	(252)	244
Deferred rent	4,582	4,581
Deferred income taxes	(340,077)	872,750
Changes in operating assets and liabilities:
Accounts receivable	3,024,956	(349,772)
Inventories	(407,059)	1,529,369
Prepaid expenses and other current assets	94,304	(17,193)
Prepaid green coffee	45,756	276,013
Prepaid and refundable income taxes	363,156	502,850
Accounts payable and accrued expenses	(1,298,619)	(749,970)
Deposits and other assets	4,156	15,833
Income taxes payable	25,511	500
Net cash provided by operating activities	3,099,225	3,000,821

INVESTING ACTIVITIES:
Cash paid for investment in subsidiary, net of cash acquired	(2,893,275)	-
Purchases of machinery and equipment	(386,666)	(270,221)
Net cash used in investing activities	(3,279,941)	(270,221)

FINANCING ACTIVITIES:
Advances under bank line of credit	3,900,200	600,000
Payment of dividend	-	(100,000)
Purchase of treasury stock	(15,829)	(386,319)
Principal payments under bank line of credit	(3,465,000)	(3,500,000)
Net cash provided by (used in) financing activities	419,371	(3,386,319)

NET (DECREASE) INCREASE IN CASH	238,655	(655,719)

CASH, BEGINNING OF PERIOD	3,227,981	3,853,816

CASH, END OF PERIOD	$3,466,636	$3,198,097
SUPPLEMENTAL DISCLOSURE OF CASH FLOW DATA:
Interest paid	$121,000	$81,276
Income taxes paid	$74,826	$25,008

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
On February 23, 2017 Coffee Holding Co., Inc. acquired the assets of Comfort Foods, Inc.:

Accounts receivable		$584,918
Inventory		1,116,906
Equipment		229,597
Prepaid expenses		32,681
Deferred tax asset		207,123
Customer lists		170,000
Goodwill		1,152,379
Other asset		26,551

Less: liabilities		626,880

Net cash paid		$2,893,275